Exhibit 5.1

2200 Ross Avenue, Suite 2800 • Dallas, Texas 75201-2784

January 23, 2013

Magnum Hunter Resources Corporation
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056

Re:                             Issuance of Securities of Magnum Hunter Resources Corporation

Ladies and Gentlemen:

At your request, we have acted as counsel to Magnum Hunter Resources Corporation, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the Company’s Registration Statement on Form S-3 (File No. 333-174879) (the “Registration Statement”), which became effective on January 18, 2012, the related base prospectus, which forms a part of and is included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement filed with the Securities and Exchange Commission (the “Commission”) on January 23, 2013 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration under the Securities Act of the offer and sale to the public through MLV & Co. LLC (the “Sales Agent”), acting as non-exclusive sales agent, of an aggregate of 2,000,000 depositary shares (such shares, the “Depositary Shares”), each representing a 1/1,000th interest in a share of the Company’s 8% Series E Cumulative Convertible Preferred Stock, par value $0.01 per share and liquidation preference $25,000.00 per share (equivalent to $25.00 per Depositary Share) (the “Series E Preferred Stock”).  The Series E Preferred Stock is convertible into the Company’s common stock, par value $0.01 per share (the “Common Stock”), as provided in the Certificate of Designations (as herein defined).  The Series E Preferred Stock will be (i) issued pursuant to the Certificate of Designations of Rights and Preferences with respect to the Series E Preferred Stock, dated November 2, 2012 and filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 8, 2012 (the “Certificate of Designations”), and (ii) deposited with American Stock Transfer & Trust Company, LLC (the “Depositary”) pursuant to the Deposit Agreement, dated November 2, 2012, between the Company and the Depositary and filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 8, 2012 (the “Deposit Agreement”).  The Depositary Shares will be issued and sold from time to time in accordance with Rule 415(a)(4) of the Securities Act in “at the market” transactions pursuant to a sales agreement, dated January 23, 2013, between the Company and the Sales Agent (the “Sales Agreement”).

In connection with this opinion, we have examined the Registration Statement, the Prospectus, and originals, or copies certified or otherwise identified to our satisfaction, of the

AUSTIN • BEIJING • DALLAS • DENVER • DUBAI • HONG KONG • HOUSTON • LONDON • LOS ANGELES • MINNEAPOLIS

MUNICH • NEW YORK • PITTSBURGH-SOUTHPOINTE • RIYADH • SAN ANTONIO • ST. LOUIS • WASHINGTON DC

www.fulbright.com

Magnum Hunter Resources Corporation

January 23, 2013

Sales Agreement, Restated Certificate of Incorporation of the Company, as amended, the Certificate of Designations, the Amended and Restated Bylaws of the Company, as amended, the Deposit Agreement and such other documents, certificates, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents.  The opinions expressed herein are limited exclusively to applicable federal laws of the United States of America, applicable laws of the State of New York, and applicable provisions of, respectively, the Delaware Constitution, the Delaware General Corporation Law and reported judicial interpretations of such law, in each case as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  We expressly disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matter or opinion set forth herein.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Depositary Shares, the Series E Preferred Stock and the Common Stock into which the Series E Preferred Stock is convertible are duly and validly authorized for issuance and, (i) upon payment for and delivery of the Depositary Shares and the Series E Preferred Stock in accordance with the Sales Agreement, the Prospectus, the Certificate of Designations and, in the case of the Depositary Shares, the Deposit Agreement, the Depositary Shares and the Series E Preferred Stock will be duly and validly issued, fully paid and non-assessable, and the holders of the Depositary Shares will be entitled to the rights specified in the Deposit Agreement and the depositary receipts issued thereunder, and (ii) upon conversion of the Series E Preferred Stock into Common Stock in accordance with the Certificate of Designations, such Common Stock will be duly and validly issued, fully paid and non-assessable.  We do not by this letter express any other opinion with respect to the Series E Preferred Stock, the Depositary Shares or the Common Stock or any other matter.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission on or about the date hereof and to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.  By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

Fulbright & Jaworski L.L.P.